Exhibit 99.1

Metabolix Reports Second Quarter Financial Results and

Provides Business Update

CAMBRIDGE, Mass. (July 28, 2010) - Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended June 30, 2010.

The Company reported a net loss of $9.5 million or $0.36 per share for the second quarter of 2010 as compared to a net loss of $9.7 million or $0.42 per share for the second quarter of 2009.

The Company’s net cash used for operating activities during the second quarter of 2010 was $7.4 million, which compares to net cash used of $4.0 million for the comparable quarter in 2009. Unrestricted cash and short-term investments at June 30, 2010 totaled $77.1 million. The Company continues to have no long-term debt.

SECOND QUARTER 2010 AND THE FIRST HALF FINANCIAL OVERVIEW

Metabolix currently manages its finances with an emphasis on cash flow.  Metabolix used $7.4 million of cash in operating activities for the second quarter 2010, which represents an increase in cash usage from $4.0 million used during the comparable period of 2009.  Net cash used in operating activities reflects the Company’s sales and marketing activities as well as research and product development.  The $3.4 million increase in cash usage over the comparable quarter last year is mostly attributable to a decrease in ADM support payments. During the second quarter 2009, Metabolix received the final two quarterly support payments from ADM totaling $3.2 million.

Through the first six months of 2010 ending June 30th, net cash used in operating  activities was $16.8 million, as compared to net cash used of $12.6 million for the comparable period of 2009.  The year-over-year increase in cash usage for the first six months of 2010 is primarily attributed to decreased cash receipts in 2010 versus 2009.  The decrease in cash receipts for the first six months of 2010 is a result of the decrease in quarterly support payments received from ADM, a decrease in funds received from investment income, and lower grant revenue from the Integrated Bio-Engineered Chemicals grant that expired in the fourth quarter of 2009.

Total revenue in the second quarter of 2010 was $0.1 million, compared to $0.3 million in the same period of 2009.  During the three months ended June 30, 2010 revenue was earned primarily from the delivery of Mirel™ bioplastics product samples to potential customers.  The quarter-over-quarter decrease was attributable to lower revenue recognized from government research grants. Work was completed on our Integrated Bio-Engineered Chemicals grant during the fourth quarter of 2009 and minimal billable work was performed on the Company’s remaining grant during the second quarter 2010.   Revenue for the six months ended June 30, 2010 was $0.3 million compared to $0.6 million in the same period of 2009, and the year-over-year decrease was primarily related to lower sample product revenue and lower grant revenue.

For the three months ended June 30, 2010, total operating expenses were $9.7 million as compared to $10.3 million for the comparable quarter in 2009.

Research and development expenses were $5.8 million for the three months ended June 30, 2010 as compared to $6.3 million for the comparable quarter in 2009.  The $0.5 million decrease was primarily due to reduced activity at our pre-commercial manufacturing facility due to the transitioning to the Commercial Manufacturing Facility. Selling, general and administrative expenses were $3.8 million for the three months ended June 30, 2010 as compared to $3.9 million for the comparable quarter in 2009.

For the six months ended June 30, 2010, total operating expenses were $19.7 million as compared to $20.0 million for the comparable period in 2009.

For the six months ended June 30, 2010, total research and development expenses were $12.0 million as compared to $12.3 million for the comparable six months of 2009. The decrease in year over year research and development expense primarily relates to reduced activity at our pre-commercial manufacturing facility.

For the six months ended June 30, 2010, total selling general and administrative expenses were $7.7 million, unchanged from $7.7 million for the comparable six months of 2009.

Rick Eno, Chief Executive Officer of Metabolix, commented, “We are very pleased with our progress across each of our three Metabolix platforms during the second quarter.  We believe the combination of these differentiated offerings will deliver exceptional value given the strong market demand for sustainable solutions.

•                 For our first platform, Mirel Bioplastics being commercialized with Archer Daniels Midland (ADM), we received FDA approval for our injection molding resins.  The Clinton plant continues to operate well and we are moving customers through the product development cycle.  We are steadily building a foundation for that business.

•                 For Industrial Chemicals, the initial market feedback for our first product, specialty C4 chemicals, is positive. We are continuing with process scale-up and plan to have samples to potential customers in early 2011.

•                 In our crop-based businesses, we have made substantial progress on our oil seeds commercialization. We have relocated our oil seeds scale-up activities to Saskatoon, Canada, a geographic center for oil seeds development.  In addition, we received regulatory approval for our first oil seeds field trial, and are now approaching completion of that trial.

We believe that we have large-scale opportunities to provide compelling economic alternatives to a wide range of traditional petroleum-based materials. We see value not only for our environment and our communities, but a powerful opportunity to create value for our shareholders.”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Wednesday, July 28, 2010, at 4:30 p.m. (Eastern Time) to discuss these results. To participate, dial toll-free 1-888-857-6932 or 1-719-457-2713 (international) and enter the passcode: 7642706. The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the product development cycle of Mirel, the prospects for our next generation technologies, including our industrial chemical and plant science initiatives, expected timing of food contact approvals and related product sales, expectations for Mirel market demand, customer acquisition and manufacturing capacity utilization, expansion of the Clinton facility and future research and development regarding our bio-engineered chemicals and crop-based businesses, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its quarterly form 10-Qs filed during 2010 and its 10-K for the year ended December 31, 2009. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Media:                                                           Matt Lindberg, ICR, (203) 682-8214, matthew.lindberg@icrinc.com

Brian Ruby, ICR, (203) 682-8268, brian.ruby@icrinc.com

Investors:                                          James Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com

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METABOLIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue:
Research and development revenue	$62	$24	$212	$30
License fee and royalty revenue from related parties	42	41	72	66
Grant revenue	5	283	5	513
Total revenue	109	348	289	609

Operating expense:
Research and development expenses, including cost of revenue	5,838	6,323	12,006	12,331
Selling, general, and administrative expenses	3,848	3,938	7,717	7,652
Total operating expenses	9,686	10,261	19,723	19,983
Loss from operations	(9,577)	(9,913)	(19,434)	(19,374)

Other income (expense):
Interest income, net	34	241	89	593
Net loss	$(9,543)	$(9,672)	$(19,345)	$(18,781)

Net loss per share:
Basic and Diluted	$(0.36)	$(0.42)	$(0.73)	$(0.82)

Number of shares used in per share calculations:
Basic and Diluted	26,780,612	22,995,026	26,659,441	22,985,297

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	June 30,	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$77,125	$92,202
Other current assets	1,320	1,151
Restricted cash	622	593
Property and equipment, net	3,053	3,513
Other assets	95	95
Total assets	$82,215	$97,554

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,373	$4,372
Other current liabilities	1,782	190
Other long-term liabilities	571	649
Long-term deferred revenue	36,048	37,299
Total liabilities	41,774	42,510
Total stockholders’ equity	40,441	55,044
Total liabilities and stockholders’ equity	$82,215	$97,554

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities
Net loss	$(19,345)	$(18,781)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	813	1,310
Charge for 401(k) company common stock match	254	279
Stock-based compensation	2,240	2,250
Gain on the sale of equipment	—	(70)
Changes in operating assets and liabilities:
Other operating assets and liabilities	(1,006)	(941)
Deferred revenue	213	3,336
Net cash used in operating activities	(16,831)	(12,617)

Cash flows from investing activities
Purchase of property and equipment	(353)	(655)
Change in restricted cash	(29)	—
Proceeds from the sale of equipment	—	70
Purchase of short-term investments	(37,385)	(63,590)
Proceeds the from sale and maturity of short-term investments	55,802	59,891
Net cash provided by (used) in investing activities	18,035	(4,284)

Cash flows from financing activities
Proceeds from options exercised	2,149	21
Net cash provided by financing activities	2,149	21

Net increase (decrease) in cash and cash equivalents	3,353	(16,880)
Cash and cash equivalents at beginning of period	10,814	26,194
Cash and cash equivalents at end of period	$14,167	$9,314